EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors
               --------------------------------------------------


We consent to the reference to our firm under the caption Experts in the Registration Statement (Form S-4, No. 333-____) and related Proxy Statement/Prospectus of Peoples Bancorp Inc. for the registration of its common shares to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of November 29, 2002, between Peoples Bancorp Inc. and Kentucky Bancshares Incorporated, and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements of Peoples Bancorp Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP

                                              Ernst & Young LLP


Charleston, West Virginia
March 6, 2003